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                                   EXHIBIT 11

                     METRIS COMPANIES INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

In thousands, except per-share amounts                       Three Months Ended March 31,
                                                                2003           2002
BASIC:

Net income (loss)                                            $   (92,519)    $  44,280
                                                             ===========     =========

Weighted-average common shares outstanding                        57,257        62,188
Assumed conversion of convertible preferred stock (1)                  -        33,844
                                                             -----------     ---------
Basic common shares                                               57,257        96,032
                                                             ===========     =========

Net income (loss) per share                                  $     (1.62)    $    0.46

DILUTED:

Net income (loss)                                            $   (92,519)    $  44,280
                                                             ===========     =========
Weighted-average number of common shares outstanding              57,257        62,188
Assumed exercise of outstanding stock options (1)                      -           941
Assumed conversion of convertible preferred stock (1)                  -        33,844
                                                             -----------     ---------
Diluted common shares                                             57,257        96,973
                                                             ===========     =========

Net income (loss) per share                                  $     (1.62)    $    0.46
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(1)  The earnings per share calculation for the three month period ended March
     31, 2003 excludes the assumed conversion of 30.8 million shares of convertible preferred stock and the outstanding stock options, as they are anti-dilutive. For the three month period ended March 31, 2002, earnings per share is calculated by adding back the Series C convertible preferred dividends of $9.7 million. In determining the number of dilutive shares outstanding, the Series C convertible preferred stock is assumed to have been converted into 33.8 million shares at the beginning of the three month period ended March 31, 2002.